SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1)*




                              Terra Industries Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    880915103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2010
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]   Rule 13d-1(b)

      [X]   Rule 13d-1(c)

      [ ]   Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 11 Pages

----------------------------
CUSIP No. 880915103
--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS

            Mason Capital Management LLC, in its capacity as investment manager for certain investment funds and managed accounts
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (See Instructions)                                         (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY
--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
    NUMBER OF           5      SOLE VOTING POWER
     SHARES
  BENEFICIALLY                       -0-
    OWNED BY         -----------------------------------------------------------
      EACH              6      SHARED VOTING POWER
    REPORTING
   PERSON WITH                       -0-
                     -----------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                                     -0-
                     -----------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     -0- Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          [ ]

            CERTAIN SHARES (See Instructions)
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0.0%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (See Instructions)

                     OO
--------------------------------------------------------------------------------


                               Page 2 of 11 Pages

----------------------------
CUSIP No. 880915103
--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS

            Kenneth M. Garschina
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (See Instructions)                                         (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY
--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
    NUMBER OF           5      SOLE VOTING POWER
     SHARES
  BENEFICIALLY                       -0-
    OWNED BY         -----------------------------------------------------------
      EACH              6      SHARED VOTING POWER
    REPORTING
   PERSON WITH                       -0-
                     -----------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                                     -0-
                     -----------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     -0- Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          [ ]

            CERTAIN SHARES (See Instructions)
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0.0%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (See Instructions)

                     IN
--------------------------------------------------------------------------------


                               Page 3 of 11 Pages

----------------------------
CUSIP No. 880915103
--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS

            Michael E. Martino
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (See Instructions)                                         (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY
--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
    NUMBER OF           5      SOLE VOTING POWER
     SHARES
  BENEFICIALLY                       -0-
    OWNED BY         -----------------------------------------------------------
      EACH              6      SHARED VOTING POWER
    REPORTING
   PERSON WITH                      -0-
                     -----------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                                     -0-
                     -----------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     -0- Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          [ ]

            CERTAIN SHARES (See Instructions)
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0.0%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (See Instructions)

                     IN
--------------------------------------------------------------------------------


                               Page 4 of 11 Pages

                                  SCHEDULE 13G

ITEM 1(a).  NAME OF ISSUER:
            --------------
            Terra Industries Inc.



ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            -----------------------------------------------
            Terra Centre
            600 Fourth Street
            PO Box 6000
            Sioux City, IA 51102-6000


ITEM 2(a).  NAME OF PERSON FILING:
            ---------------------

            This Schedule is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the "Reporting Persons") pursuant to an Agreement of Joint Filing attached as Exhibit A to the
Schedule 13G filed with the Securities and Exchange Commission on March 15,
2010:

            (i) Mason Capital Management LLC, a Delaware limited liability company ("Mason Management");

            (ii)  Kenneth M. Garschina; and

            (iii) Michael E. Martino.



ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
            ------------------------------------------------------------

            The principal business office address of Mason Management, Mr. Garschina and Mr. Martino is:

                         110 East 59th Street
                         New York, New York 10022

ITEM 2(c).  CITIZENSHIP:
            -----------

                      The place of organization or citizenship of each Reporting Person is as follows:

Name of Reporting Person                    Place of Organization/Citizenship
------------------------                    ---------------------------------
Mason Capital Management LLC                Delaware
Kenneth M. Garschina                        United States
Michael E. Martino                          United States


                               Page 5 of 11 Pages

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            ----------------------------
            Common Shares


ITEM 2(e).  CUSIP NUMBER:
            ------------
            880915103


ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO ss.ss. 240.13d-1(b), OR
            --------------------------------------------------------------
            240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
            ----------------------------------------------------------

            Not applicable.


ITEM 4.     OWNERSHIP.
               ---------

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (i)   Mason Capital Management LLC

                  (a)   Amount beneficially owned: -0-.

                  (b)   Percent of class: 0.0%.

                  (c)   Number of shares as to which the person has:

                        (i)   Sole power to vote or direct the vote -0-.

                        (ii)  Shared power to vote or direct the vote -0-.

                        (iii) Sole power to dispose or direct the disposition of
                              -0-.

                        (iv) Shared power to dispose or direct the disposition of -0-.


            (ii)  Kenneth M. Garschina

                  (a)   Amount beneficially owned: -0-.

                  (b)   Percent of class: 0.0%.

                  (c)   Number of shares as to which the person has:

                        (i)   Sole power to vote or direct the vote -0-.

                        (ii)  Shared power to vote or direct the vote -0-.


                               Page 6 of 11 Pages

                        (iii) Sole power to dispose or direct the disposition of
                              -0-.

                        (iv) Shared power to dispose or direct the disposition of -0-.

            (iii) Michael E. Martino

                  (a)   Amount beneficially owned: -0-.

                  (b)   Percent of class: 0.0%.

                  (c)   Number of shares as to which the person has:

                        (i)   Sole power to vote or direct the vote -0-.

                        (ii)  Shared power to vote or direct the vote -0-.

                        (iii) Sole power to dispose or direct the disposition of
                              -0-.

                        (iv) Shared power to dispose or direct the disposition of -0-.

            The number of shares beneficially owned and the percentage of outstanding shares represented thereby for each Reporting Person have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            --------------------------------------------

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


                               Page 7 of 11 Pages

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            ---------------------------------------------------------------

            Not applicable.


ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
            ---------------------------------------------------------
            ACQUIRED THE SECURITIES BEING REPORTED ON BY THE PARENT
            --------------------------------------------------------
            HOLDING COMPANY OR CONTROL PERSON.
            ----------------------------------

            Not applicable.


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            ---------------------------------------------------------

            Not applicable.


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            ------------------------------

            Not applicable.


                               Page 8 of 11 Pages

ITEM 10.    CERTIFICATION.
            -------------

            By signing below I certify that, to the best of my knowledge and =belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

            After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it is true, complete and correct.

Dated:  February 14, 2011


                                            MASON CAPITAL MANAGEMENT LLC


                                            By: /s/ John Grizzetti
                                                ----------------------------
                                                John Grizzetti
                                                Chief Financial Officer


                               Page 9 of 11 Pages

ITEM 10.    CERTIFICATION.
            -------------

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

            After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to him is true, complete and correct.

Dated:  February 14, 2011




                                                /s/ Kenneth M. Garschina
                                                ----------------------------
                                                Kenneth M. Garschina


                              Page 10 of 11 Pages

ITEM 10.    CERTIFICATION.
            -------------

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

            After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to him is true, complete and correct.

Dated:  February 14, 2011




                                                /s/ Michael E. Martino
                                                ----------------------------
                                                Michael E. Martino




                              Page 11 of 11 Pages